Exhibit 10.4
COMPASS MINERALS INTERNATIONAL, INC. (CMP)
ANNUAL INCENTIVE COMPENSATION PLAN (AIP)
Plan Summary
OVERVIEW
This is a discretionary incentive compensation plan adopted and established by the CMP Board of Directors. This plan is designed and authorized for execution on an annual basis. The policies, objectives, purposes and guidelines of this plan are defined by the Compensation Committee, as designated by the Board. All awards and bonus payments described herein are entirely variable and at the sole discretion of the Compensation Committee may be evaluated, modified or revoked at any time.
All awards and bonus payments are based upon specific performance related criterion and as such, are not considered standard payment for services and are not guaranteed.
OBJECTIVES and PURPOSE
The objective of the Annual Incentive Plan (AIP) is to establish a clear linkage between annual business results and alignment of compensation for executives and key management contributors.
The purpose of this discretionary incentive plan is to:
•	Reward employees for achieving and exceeding individual and CMP objectives.

•	Promote teamwork across Business Units and Functions.

•	Reinforce and motivate participants to fully utilize CMP resources and continual efforts to maximize earnings, cash flow and growth.

•	Establish Environmental, Health and Safety (EHS) results as a common, primary multiplier for all AIP awards.
ELIGIBILITY
Employee participation is based on recommendations of the CEO and the Executive Staff. The CEO, in keeping with established policies, determines and recommends the individual awards for the executive and key management group. All individual participants are approved by the Compensation Committee. A participant may be removed from the Plan at any time at the discretion of the Company.
AWARD CRITERIA
•	AIP awards are dependent upon accomplishment of CMP Corporate and Business Unit goals and objectives. Payments will be based on performance targets established for an incentive period beginning January 1 through December 31 of a particular year.

•	The CEO and Vice President of Human Resources will develop recommendations for the Compensation Committee for the Target Percentage assigned to participants in the AIP Plan. Overall incentive award is capped and shall not exceed 200% of base salary.

•	Participants in the AIP are assigned an overall Target Percentage; this is a percent of base salary and the corresponding dollar amount is the Participant’s Target Award.
o	Example: A participant with a base salary of $50,000 and Target Percentage of 10% would have a Target Award of $5,000 (= 100% of Target).
•	Participant’s base salary reported as of December 31 of the performance year, excluding bonuses, special pay and other forms of compensation, will be used to calculate AIP Awards.

•	All payments made under this plan require approval of the Compensation Committee.
In the event of an accounting restatement which reduces the corporate or divisional financials on which this incentive award was based, the Company may, at its sole discretion, require repayment from Participants of all or any portion of any incentive awards which were incorrectly stated. All Participants who receive an AIP incentive award shall be required to repay the amount specified upon written notification.
PLAN DESIGN
Specific AIP targets are established each year for each participant based on goals relating to overall Company performance, business-unit performance and personal performance. Goals are specified as follows:
•	Consolidated Adjusted EBITDA (Adjusted EBITDA is earnings before interest, taxes, depreciation, depletion and amortization, other income/expense and other special charges)

•	Business-unit Adjusted EBITDA

•	Operating Cash Flow (Operating Cash Flow is EBITDA less capital spending, cash interest and cash taxes, less planned acquisitions and adding or subtracting change in working capital, other assets and liabilities excluding cash)

•	Net Sales Revenue (Net Sales Revenue is sales less shipping and handling cost)

•	Personal Performance Objectives

•	Environmental, Health and Safety (“EHS”) Performance (Incidence rates)
The weighting of these components is based on the responsibilities of the participant. Targets for participants responsible for a business-unit differ from those for participants with overall “corporate” responsibility (e.g., Chief Financial Officer), as shown below:

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CORPORATE PARTICIPANT		BUSINESS-UNIT PARTICIPANT
50%	Consolidated Adjusted EBITDA	25%	Consolidated Adjusted EBITDA
		25%	Business-unit Adjusted EBITDA
20%	Consolidated Operating Cash Flow	10%	Consolidated Operating Cash Flow
		10%	Business-unit Operating Cash Flow
10%	Consolidated Net Sales Revenue	5%	Consolidated Net Sales Revenue
		5%	Business-unit Net Sales Revenue
20%	Personal Performance Objectives	20%	Personal Performance Objectives

100%		100%
+/-10%	EHS Multiplier	+/-10%	EHS Multiplier (50% Business-unit and 50% Consolidated)
Award levels with respect to Adjusted EBITDA, Operating Cash Flow and Net Sales Revenue (both Consolidated and Business-unit) are based on performance as follows:

PERCENT OF GOAL ACHIEVED	PERCENT OF AIP TARGET PAID
≤ 75%	0%
100%	100%
≥125%	200	% (max)
AIP bonuses are awarded on a sliding scale based on the achievement of 75 percent or more of the goals. The maximum potential percent of AIP target paid equals 200 percent of target.
Participants are evaluated on individual personal performance objectives. Payments may range from 0 percent to 200 percent of AIP target.
Finally, an EHS multiplier will be applied to the combined AIP award for all components calculated above as follows:

EHS RATING ACHIEVED	MULTIPLER APPLIED
125% of goal	0.9
100% of goal	1.0
75% of goal	1.1
This EHS multiplier is also applied on a sliding scale in the ranges shown above.
ALLOCATION OF PAYMENTS
➢	Payments are made as soon as practical after annual financial statements are available and upon final approval of the Compensation Committee.

➢	To be eligible to receive an AIP bonus payment, a participant must have been actively employed at the time of any approved pay-out.

➢	Any participant who terminates employment, voluntarily or involuntarily, prior to the time of any approved payout will not receive an AIP bonus payment, except as stipulated below:

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o	In the event of normal retirement, disability or death prior to the end of an incentive period, an otherwise eligible participant may receive a pro-rated AIP payment amount, provided an AIP award was approved for the applicable incentive period.

o	In the event of a change in ownership or control resulting in termination of employment prior to end of the incentive period, an otherwise eligible participant may receive a pro-rated AIP payment amount, provided an AIP award was approved for the applicable incentive period.
➢	An employee hired into a position approved for participation after the beginning of an incentive period may be considered for a pro-rated participation in this plan upon recommendation of the CEO and approval of the Compensation Committee.

➢	AIP bonus payments are paid-out on a one-time basis as a lump-sum, in cash, as such are considered compensation and reportable income for all tax reporting purposes.

➢	AIP bonus payments are included in total annual earnings and must be counted for the purpose of calculating 401k contributions, profit sharing contributions and other applicable deductions.

➢	A participant, who is not meeting business objectives or job performance expectations during an incentive period, may be removed from eligibility in the AIP Plan upon approval of the Vice President of Human Resources and the CEO.

➢	A participant on a Performance Improvement Plan for job performance is not eligible to receive an AIP bonus payment.
This document supersedes all other documents that may establish or describe any criteria for participation in this plan or any other Compass Minerals compensation plan. This plan can be modified or terminated at any time by the President and CEO of the Company. This document does not provide nor is it intended to infer any instance of guarantee regarding participation or bonus pay-out. Furthermore, this document does not establish any contract of employment between the Company and any employee, nor does it establish any guarantee of employment for any specific period of time.

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